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                                 EXHIBIT 99.3

                      Addendum to Stock Option Agreement
                           (Special Tax Elections)



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                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


   The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2~ (the "Option Agreement") by and between Coram Healthcare Corporation (the "Corporation") and 1~ ("Optionee") evidencing the non-statutory stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. Capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                             SPECIAL TAX ELECTIONS

   1. STOCK WITHHOLDING. Optionee is hereby granted the election to have the Corporation withhold, at the time the option is exercised, a portion of the purchased Option Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability (the "Withholding Taxes") Optionee incurs in connection with the option exercise.

     Any such exercise of the election must be effected in accordance with the following terms and conditions:

   a. The election must be made on or before the date the liability for the Withholding Taxes incurred in connection with the option exercise is determined (the "Tax Determination Date").

   b.  The election shall be irrevocable.

   c. The election shall be subject to the approval of the Plan Administrator, and none of the Option Shares shall actually be withheld in satisfaction of the Withholding Taxes incurred by Optionee in connection with the option exercise, except to the extent the election is approved by the Plan Administrator.

   d. The Option Shares withheld pursuant to the election shall be valued at Fair Market Value on the Tax Determination Date in accordance with the valuation procedures of Paragraph 9.b of the Option Agreement.





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   e.  In no event may the number of shares requested to be withheld exceed in
Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the option exercise.

     If the stock withholding election is made by Optionee at the time when Optionee is an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), then the following limitations, in addition to the preceding provisions, shall also be applicable:

   a. The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the Effective Date of this Addendum indicated below, and no Option Shares shall be withheld in connection with any Tax Determination Date which occurs before the expiration of such six
(6)-month period.

   b. The stock withholding election must be made in accordance with the following limitations:

     (i) Such election must be made at least six (6) months before the Tax Determination Date, or

     (ii) Both the exercise of such election and the exercise of the option must occur concurrently within a quarterly "window" period. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

   c. The six (6)-month periods specified in clauses a and b shall not be applicable in the event of Optionee's death or permanent disability.

   2. STOCK DELIVERY. Optionee is hereby granted the election to deliver, at the time the option is exercised, one or more shares of the Corporation's Common Stock previously acquired by Optionee (other than in connection with the acquisition triggering the Withholding Taxes) with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the Withholding Taxes incurred in connection with such option exercise.

     Any such exercise of the election must be effected in accordance with the following terms and conditions:

   a. The election must be made on or before the Tax Determination Date for the Withholding Taxes.





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   b.  The election shall be irrevocable.

   c. The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares of Common Stock shall be accepted in satisfaction of the Withholding Taxes incurred by Optionee in connection with the option exercise, except to the extent the election is approved by the Plan Administrator.

   d. The shares of Common Stock delivered in satisfaction of the Withholding Taxes shall be valued at Fair Market Value on the Tax Determination Date in accordance with the valuation procedures of Paragraph 9.b of the Option Agreement.

     e. In no event may the number of delivered shares exceed in Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the exercise of the option.

   No additional restrictions or limitations shall be applicable to any stock delivery election made by Optionee, whether or not such individual is at the time an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the 1934 Act.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                                            CORAM HEALTHCARE CORPORATION

                                            By: ______________________________

                                            Title: ___________________________


                                            __________________________________
                                            1~, OPTIONEE



EFFECTIVE DATE:  ______________, 199__





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